XO Holdings Reports Third Quarter 2010 Financial Results

HERNDON, VA – November 15, 2010 – XO Holdings, Inc. (OTCBB: XOHO) today announced its third quarter 2010 financial and operational results.

Total revenue for the third quarter of 2010 was $385.7 million, an increase of $3.7 million, or 1%, compared to the year-ago period. Adjusted EBITDA was $60.8 million in the third quarter of 2010, an increase of $16.7 million, or 38%, compared to the year-ago period. Net income in the third quarter of 2010 was $12.4 million, a decrease of $6.6 million, or 35% compared to net income of $19.0 million in the third quarter of 2009. The company’s net income for the third quarter of 2009 principally resulted from gains from the sale of marketable securities of approximately $16.3 million.

“Our strong year-over-year EBITDA expansion and continued revenue growth within our core Broadband offerings this quarter underscore that our long-term business plan is working,” said Carl Grivner, chief executive officer of XO Holdings. “We remain focused on executing upon this strategy in the future.”

Financial Results

($ in millions)	Q3 2010	Q2 2010	Q3 2009
Revenue	$385.7	$383.6	$382.0
Adjusted EBITDA (1)	$60.8	$40.5	$44.1
Adjusted EBITDA % (2)	16%	11%	12%
Net Income (Loss)	$12.4	$(1.2)	$19.0
Preferred Stock Accretion	$(17.5)	$(17.7)	$(19.9)
Net Loss Allocable to Common Shareholders	$(5.1)	$(18.9)	$(0.9)
Capital Expenditures	$50.1	$57.6	$57.2

(1) Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2) Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Revenue

In the third quarter of 2010, XO’s Broadband offerings generated $228.8 million in revenue, an increase of $25.0 million, or 12%, from the year-ago period. This increase resulted from sustained growth in XO’s diverse Broadband offerings, such as IP-VPN, IP Flex, Ethernet and Dedicated Internet Access services.

The revenue growth in XO’s Broadband services is partially offset by the year-over-year decline in Integrated/Voice and Legacy/TDM services, such as carrier long distance termination services. Revenue for Integrated/Voice services during the third quarter of 2010 was $51.7 million, a decrease of $13.6 million, or 21%, compared to the third quarter of 2009. Revenue for Legacy/TDM services during the third quarter of 2010 was $105.2 million, a decrease of $7.7 million, or 7%, compared to the year-ago period. This expected decline in Integrated/Voice and Legacy/TDM services reflects XO’s ongoing strategy to shift away from traditional telecommunications services toward a broadband-driven business model.

Service Revenue

($ in millions)	Q3 2010	Q2 2010	Q3 2009	% Change Q3 2010 – Q3 2009
Broadband	$228.8	$220.0	$203.8	12%
Integrated/Voice	$51.7	$56.8	$65.3	-21%
Legacy/TDM Services	$105.2	$106.8	$112.9	-7%
Total Revenue	$385.7	$383.6	$382.0	1%

Third Quarter Network and Operations Highlights

During the third quarter of 2010, XO continued to execute upon its strategy of providing advanced communications solutions to wholesale and enterprise customers throughout the United States. From an operations standpoint, XO continued to implement its company-wide transformation plan, focused on enhancing network reach and capabilities, realizing operational efficiencies across the organization and accelerating revenue growth within its Broadband product set.

As part of this plan, XO significantly grew its market reach and expanded its network footprint across the United States during the third quarter. This included increasing its Ethernet over copper network by more than 30 percent, which expanded the company’s coverage in 39 existing markets and enabled it to launch services in Charlotte, N.C., Buffalo and Rochester, N.Y. Additionally, XO expanded its network presence in the Los Angeles and Atlanta metropolitan areas. Through these network enhancements, XO is now well-positioned to deliver Ethernet services to nearly four million buildings and as many as ten million business locations within the U.S.

XO and its leadership team also received several industry accolades during the third quarter of 2010. For the third consecutive year, XO was named to the InformationWeek 500 list, which recognizes the nation’s most innovative users of business technology. Additionally, XO received the 2010 North American Competitive Strategy Leadership Award in the VoIP access and SIP trunking services market from Frost & Sullivan, a global market research firm.

Corporate Highlights

On October 8, 2010, XO Communications entered into a Revolving Promissory Note (the “Promissory Note”) with Arnos Corp., an affiliate of Carl C. Icahn, the Chairman of XO’s Board of Directors and majority shareholder, in which Arnos Corp. provided access to $50.0 million at an annual interest rate equal to the greater of LIBOR plus 525 basis points or 6.75%.  The Promissory Note also includes a fee of 0.75% on undrawn amounts and matures on the earliest of (i) October 8, 2011, (ii) the date on which any financing transaction, whether debt or equity, is consummated by the company or certain of its affiliates in an amount equal to or greater than $50.0 million, or (iii) at the company's option, a date selected by the company that is earlier than October 8, 2011. As of November 15, 2010, no amounts have been drawn on this Promissory Note.

On October 12, 2010, XO announced its intent to offer holders of its common stock the right to purchase shares of a new class of non-convertible preferred stock. The company will seek to issue up to $200.0 million of non-convertible preferred stock through the announced rights offering, which would seek to raise funds to continue XO’s transformation plan, to take advantage of opportunities which may arise, to enhance the company’s competitive position, to fund general corporate purposes and to repay any outstanding debt.

Based on XO’s current level of operations, management believes that cash flow from operations, cash on hand and marketable securities will enable XO to meet working capital and other obligations for at least the next 12 months. However, additional capital, including cash available under the Promissory Note, is necessary to continue to implement the company-wide transformation plan and also provide resources to take advantage of strategic growth opportunities. To date, the company has not been able to generate sufficient free cash flow to fully fund the transformation plan or to pursue other strategic opportunities. Accordingly, the company believes it is necessary to raise additional capital.

Guidance

XO met its third quarter 2010 guidance and reiterates its previously stated full-year 2010 guidance for revenue, adjusted EBITDA and capital expenditures and updates its previously stated full-year 2010 guidance for the ending cash balance  as follows:

Metric	Full Year 2010 Guidance ($ in millions) (approx.)
Revenue	$1,520 - 1,530
Adjusted EBITDA (1)	$190 - 200
Capital Expenditures	$210 - 220
Ending Cash Balance (2)	$45 - 60

(1)	Adjusted EBITDA is a Non-GAAP financial measure.
(2)	Assumes no borrowings under the Revolving Promissory Note and no closing on any additional financing transactions.

About XO Holdings

XO is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XO offers customers a broad range of managed voice, data and IP services in more than 80 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The company's forward-looking statements are based on currently available operational, financial and competitive information and management's current expectations, estimates and projections. These forward-looking statements include: expectations regarding revenue, expenses, EBITDA, capital expenditures and financial position in future periods; the company's ability to broaden its customer reach and expand its market share; pursuit of growth opportunities; the potential need to obtain future financing; and the company's ability to fund its business plan. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should the company's underlying assumptions prove incorrect, actual results, performance, and/or achievements of the company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements. These risks include any failure by the company to: generate funds from operations sufficient to meet its cash requirements and execute its business strategy; prevail in its legal and regulatory proceedings; increase the volume of traffic on its network; realize benefits from its enterprise-wide transformation initiative; and achieve and maintain market penetration and revenue levels given the highly competitive nature of the telecommunications industry. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied on as representing the company's estimates or views as of any subsequent date.

This press release contains certain non-GAAP financial measures. Financial statements associated with the company's Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q are located at http://www.xo.com/about/Pages/investor.aspx.

This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. It is intended that the proposed issuance of rights will be registered under the Securities Act of 1933, as amended and the rights offering will be made only by means of a prospectus.

Contacts:
Courtney Harper/Charlotte Walker/Lynn Sheka
Reputation Partners (for XO Communications)
312-819-5722
courtney@reputationpartners.com

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$385,701	$382,000	$1,138,897	$1,145,448

Cost of service (exclusive of depreciation and amortization)	218,345	217,712	645,687	667,281
Selling, general and administrative	106,601	120,331	361,650	369,418
Depreciation and amortization	46,016	43,288	136,188	129,593
Impairment of LMDS licenses	-	-	-	8,282
Loss on disposal of assets	830	912	3,952	4,989
Total costs and expenses	371,792	382,243	1,147,477	1,179,563
Income (loss) from operations	13,909	(243)	(8,580)	(34,115)

Investment gain, net	-	16,271	5,376	34,291
Interest income (expense), net	(1,202)	3,556	(1,283)	9,756

Net income (loss) before income taxes	12,707	19,584	(4,487)	9,932

Income tax expense	(282)	(552)	(883)	(1,362)

Net income (loss)	12,425	19,032	(5,370)	8,570

Preferred stock accretion	(17,523)	(19,942)	(55,402)	(59,325)

Net loss allocable to common shareholders	$(5,098)	$(910)	$(60,772)	$(50,755)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.03)	$-	$(0.33)	$(0.28)

Weighted average shares, basic and diluted	182,075	182,075	182,075	182,075

Total adjusted EBITDA (1)	$60,812	$44,085	$131,847	$109,298

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$49,272	$363,159
Marketable securities	375	1,320
Accounts receivable, net	143,889	153,745
Other current assets	28,536	29,248
Property and equipment, net	814,876	749,930
Intangible assets, net	45,233	45,233
Other assets	62,559	67,123
Total assets	$1,144,740	$1,409,758

Accounts payable and other current liabilities	$285,151	$297,799
Other long-term liabilities	138,251	125,731
Class A convertible preferred stock	-	255,011
Class B convertible preferred stock	647,676	614,912
Class C perpetual preferred stock	242,749	223,958
Total stockholders' deficit	(169,087)	(107,653)
Total liabilities, preferred stock and stockholders' deficit	$1,144,740	$1,409,758

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss) before income taxes	$12,707	$(883)	$19,584	$(4,487)	$9,932

Depreciation and amortization	46,016	45,304	43,288	136,188	129,593

Loss on disposal of assets	830	1,213	912	3,952	4,989

Impairment of LMDS licenses	-	-	-	-	8,282

Investment gain, net	-	(5,374)	(16,271)	(5,376)	(34,291)

Interest (income) expense, net	1,202	103	(3,556)	1,283	(9,756)

EBITDA	60,755	40,363	43,957	131,560	108,749

Stock-based compensation	57	92	128	287	549

Adjusted EBITDA (1)	$60,812	$40,455	$44,085	$131,847	$109,298

(1)  Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.